UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers

As previously disclosed, effective October 3, 2012, the employment of Michael A. Gerber as the President and Chief Executive Officer of the Federal Agricultural Mortgage Corporation (“Farmer Mac”) was terminated. The termination of Mr. Gerber’s employment agreement was treated as a termination without cause pursuant to Section 8(a)(iii) of his Amended and Restated Employment Agreement dated as of April 1, 2011 (the “Employment Agreement”), which was previously filed as Exhibit 10.2 to Farmer Mac’s Quarterly Report on Form 10-Q filed on May 10, 2011. The Employment Agreement provides for the payment of severance pay to Mr. Gerber subject to his execution, without revocation, of a full release of claims in favor of Farmer Mac.
Effective as of October 26, 2012, Farmer Mac and Mr. Gerber entered into a separation agreement, waiver and release (the “Separation Agreement”), which provides for Mr. Gerber to receive severance benefits in accordance with the Employment Agreement. Pursuant to the Separation Agreement, Farmer Mac and Mr. Gerber have agreed to the following, among other things:

•
Mr. Gerber’s employment as Farmer Mac’s President and Chief Executive Officer is terminated effective as of October 3, 2012 and, to the extent that he serves on any boards of directors and/or serves as an officer of any of Farmer Mac’s subsidiaries, affiliates or related entities, Mr. Gerber resigns from any boards and offices. In addition, the Employment Agreement is terminated effective as of October 3, 2012.

•
Farmer Mac will pay Mr. Gerber as severance a cash payment of $2,755,000, less applicable taxes and withholdings. That amount was calculated in accordance with Section 8(b) (payment of accrued compensation) and Section 8(d) (severance pay) of the Employment Agreement for a termination of employment that is treated as a termination without cause.

•
Mr. Gerber fully and unconditionally releases and discharges Farmer Mac and its former or current agents, shareholders, directors, officers, members, managers, employees, legal representatives, attorneys, affiliates, agents, representatives and other associated or affiliated persons from all claims arising out of his employment with Farmer Mac, the termination of his employment with Farmer Mac, the termination of the Employment Agreement and any other matter.

•
Certain of Mr. Gerber’s obligations under the Employment Agreement, such as those relating to non-disparagement, use of confidential or proprietary information, non-solicitation of Farmer Mac’s employees, and non-competition with Farmer Mac will survive the termination of the Employment Agreement and, accordingly, remain in effect.

    The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

The $2,755,000 severance payment to Mr. Gerber will be made on or about November 15, 2012 during the fourth quarter of Farmer Mac’s fiscal year. The effect of this severance payment on Farmer Mac’s fourth quarter results is expected to be a net after-tax expense of approximately $968,000 after taking into account (1) the amount already accrued for Mr. Gerber’s 2012 incentive compensation through third quarter 2012 and (2) the reversal of previously recognized expenses for 141,667 unvested stock appreciation rights and 55,000 unvested shares of restricted stock that were forfeited upon the termination of Mr. Gerber’s employment. Mr. Gerber has 153,333 vested and exercisable stock appreciation rights that will expire on January 1, 2013 (90 days after the termination of his employment) if not exercised before then.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Separation Agreement, Waiver and Release, effective as of October 26, 2012, by and between the Federal Agricultural Mortgage Corporation and Michael A. Gerber.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:     /s/ Stephen P. Mullery
Name:    Stephen P. Mullery
Title:     Senior Vice President – General Counsel

Dated:    October 30, 2012